EXHIBIT 99.3

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Redemption of 7 3/8% Notes Due 2022
TULSA, OK - October 30, 2017 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced it has called for redemption all $500 million aggregate principal amount of the Company's 7 3/8% senior notes due May 2022 ("the Notes"). The Company expects the redemption to be completed on November 29, 2017. Laredo will utilize a portion of the proceeds from the Company's sale of its interest in the Medallion - Midland Basin pipeline system to fund the redemption amount of approximately $521 million, which includes the redemption premium and accrued interest from November 1, 2017 through November 28, 2017. The redemption of the Notes will reduce Laredo's annual interest costs by approximately $37 million.
The Company has notified Wells Fargo Bank, NA, trustee under the supplemental indenture governing the Notes, of the Company's election to redeem the Notes, and in accordance with such supplemental indenture, the holders of the Notes will receive notice of such redemption, the redemption price and further instructions related to the process of such redemption.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from such properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including, but not limited to, the redemption of the Notes, are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2016, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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